Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS AND NET INCOME FOR FIRST QUARTER OF FISCAL 2009

NEW YORK, OCTOBER 29, 2008 – K-Sea Transportation Partners L.P. (NYSE: KSP) today announced operating results and net income for the first fiscal quarter ended September 30, 2008.  The Company reported operating income of $9.9 million, a decrease of $2.1 million, or 18%, compared to $12.0 million of operating income for the three months ended September 30, 2007;   the quarter was positively impacted by $1.6 million resulting from changes in depreciable useful lives and salvage values, after a comprehensive review as described below.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $0.3 million, or 1%, to $22.7 million.

The Company also announced that its distribution to unitholders for the first quarter will remain at $0.77 per unit, or $3.08 per unit annualized.  The distribution will be payable on November 14, 2008 to unitholders of record on November 7, 2008.

President and CEO Timothy J. Casey said “Our first quarter results were satisfactory in light of the exceptional developments in the energy markets which disrupted demand in certain of our markets.  There were also several factors that affected us which we believe are transitory in nature and which should ease as we progress in fiscal 2009.  Our results for the first quarter reflected certain higher operating costs that will be increasingly offset by built-in contractual revenue escalators in our charter contracts which will go into effect at various times during the year.  The sharp decline in the price of oil in September resulted in our recording a loss on the carrying value of the diesel fuel used to power our tugboats.  We also had a negative swing, compared to last year’s first quarter, on the disposition of equipment.  The total of these items approximated $3.5 million.

“Vessel utilization and average daily rates remain solid, clearly aided by our significant proportion of long-term charter contracts which have an average remaining duration of approximately 2.5 years.  Also, we expect to take delivery in November of two new 80,000 barrel tank barges that are committed to long-term contracts.  Our distribution coverage ratio is negatively skewed this quarter because we will pay the full distribution on the two million new units we issued in the middle of the quarter; however, we did not receive the benefit of a full quarter’s reduction in interest expense.

“We believe our balance sheet and liquidity remain solid and the structure of our debt is a major advantage.  Debt maturities total only $17 million for the next twelve months, and $19 million in fiscal 2010, which will be covered by availability of over $70 million under our various loan agreements.  Our bank revolver is non-amortizing and does not mature until 2014.”

Three Months Ended September 30, 2008

For the three months ended September 30, 2008, the Company reported operating income of $9.9 million, a decrease of $2.1 million, or 18%, compared to $12.0 million of operating income for the three months ended September 30, 2007.  This decrease resulted from increased labor, insurance, and general and administrative expenses, and from higher depreciation and amortization resulting from the acquisition of the Smith Maritime Group in August 2007, the delivery of four newbuild tank barges since September 30, 2007, and the acquisition of eight tugboats in June 2008.  The higher costs more than offset the impact of continued strong rates and solid vessel utilization.  Utilization was positively impacted by a smaller number of scheduled drydockings compared to the prior year’s quarter.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by $0.3 million, or 1%, to $22.7 million for the three months ended September 30, 2008, compared to $22.4 million for the three months ended September 30, 2007.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Net income for the three months ended September 30, 2008 was $3.9 million, or $0.26 per fully diluted limited partner unit, a decrease of $2.1 million compared to net income of $6.0 million, or $0.56 per fully diluted limited partner unit, for the three months ended September 30, 2007.  The fiscal 2009 first quarter was adversely impacted by the $2.1 million decrease in operating income.

In assessing the appropriateness of the useful lives and salvage values of its vessels, the Company considered the recent growth in the fleet and changes in its composition.  The Company concluded, based on its accumulated data on useful lives and the planned future use of its vessels, as well as a review of industry data, that its assets are fully operative and economic for periods greater than those previously used for book depreciation purposes.  Accordingly, effective July 1, 2008, the Company prospectively increased the estimated useful lives of double-hulled tank barges and tugboats, and increased salvage values for double-hulled tank barges.  These changes in accounting estimates increased operating income and net income by $1.6 million, and net income per fully diluted limited partner unit by $0.11, for the three months ended September 30, 2008.

The Company’s distributable cash flow for the first quarter of fiscal 2009 was $11.9 million, or 0.89 times the amount needed to cover the cash distribution of $13.4 million declared in respect of the period.  The coverage ratio for the first quarter was reduced because a full distribution will be paid on the two million common units issued in August 2008, while the proceeds of this unit issuance were received and applied to debt reduction only in the second half of the quarter.  The coverage ratio would have been 0.91 times, on a pro forma basis, assuming interest expense was reduced for the full quarter.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Earnings Conference Call

The Company has scheduled a conference call for Thursday, October 30, 2008, at 9:00 am Eastern time, to review the fiscal 2009 first quarter results.  Dial-in information for this call is (866) 510-0708 (Domestic) and (617) 597-5377 (International).   The Passcode is 64042077.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until November 6, 2008; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 50509939.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of these measures to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization and rates, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings, cost increases, the benefits of long-term charters, distributable cash flow and distributions per unit, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended
	September 30,
	2008	2007

Voyage revenue	$84,640	$68,945
Bareboat charter and other revenue	6,854	2,816
Total revenues	91,494	71,761

Voyage expenses	23,505	15,743
Vessel operating expenses	37,066	27,517
General and administrative expenses	7,961	6,344
Depreciation and amortization	12,775	10,329
Net (gain) loss on disposal of vessel	294	(221)

Total operating expenses	81,601	59,712
Operating income	9,893	12,049
Interest expense, net	5,905	5,820
Other expense (income), net	(2)	(5)

Income before provision for income taxes	3,990	6,234
Provision for income taxes	136	228
Net income	$3,854	$6,006

General partner’s interest in net income	$53	$149
Limited partners’ interest in:
Net income	$3,801	$5,857
Net income per unit - basic	$0.26	$0.57
- diluted	$0.26	$0.56
Weighted average units outstanding - basic	14,629	10,264
- diluted	14,745	10,368

Supplemental Operating Statistics

	Three months ended
	September 30,
	2008	2007
Local Trade:
Average daily rate (1)	$7,219	$6,904
Net utilization (2)	81%	76%

Coastwise Trade:
Average daily rate	$13,027	$13,427
Net utilization	89%	91%

Total Fleet
Average daily rate	$11,093	$10,902
Net utilization	87%	85%

(1) Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2) Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended September 30,
	2008	2007

Net income	$3,854	$6,006
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	12,952	10,432
Non cash compensation cost under long term incentive plan	257	243
Adjust gain on vessel sale to net proceeds	934	616
Deferred income tax expense	85	102
Maintenance capital expenditures (3)	(6,200)	(5,100)

Distributable cash flow	11,882	12,299
Cash distribution in respect of the period	$13,367	$10,581

Distribution coverage	0.89	1.16

(1) Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2) Including amortization of deferred financing costs.

(3) Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes two components: 1) An allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years; based on historical results, differences between the cumulative amounts charged and actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended
	September 30,
	2008	2007

Net income	$3,854	$6,006
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	12,775	10,329
Interest expense, net	5,905	5,820
Provision for income taxes	136	228

EBITDA	$22,670	$22,383

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	June 30,
	2008	2008

Assets
Current assets:
Cash and cash equivalents	$3,751	$1,752
Accounts receivable, net	40,090	42,090
Prepaid expenses and other current assets	16,361	21,045
Total current assets	60,202	64,887

Vessels and equipment, net	603,702	608,209
Construction in progress	63,013	40,370
Goodwill	54,300	54,300
Other assets	29,918	30,542
Total assets	$811,135	$798,308

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$16,918	$16,754
Accounts payable and accrued expenses	44,355	54,546
Deferred revenue	15,311	14,219
Total current liabilities	76,584	85,519

Term loans and capital lease obligations	247,361	256,381
Credit line borrowings	154,850	166,071
Other liabilities	8,906	6,707
Deferred taxes	4,018	3,933
Total liabilities	491,719	518,611
Non-controlling interest in equity of joint venture	4,439	4,519
Commitments and contingencies
Partners’ Capital	314,977	275,178
Total liabilities and partners’ captial	$811,135	$798,308